EXHIBIT (a)(1)
CYBERONICS, INC.
OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS
JUNE 7, 2007
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., CENTRAL TIME, ON JULY 6, 2007,
UNLESS THE OFFER IS EXTENDED
Cyberonics, Inc. (“Cyberonics,” the “Company,” “us” or “we”) is making this offer (the “Offer”) to certain individuals to amend or replace certain outstanding stock options to purchase Cyberonics common stock previously granted to those individuals. A stock option will be subject to this offer only to the extent that option meets all of the following conditions:
(i) The option was granted under the 1996 Stock Option Plan or the 2005 Stock Plan (together with the 1996 Stock Option Plan, the “Plans”);
(ii) The option has a revised measurement date for financial accounting purposes as a result of the recently completed review of our option grant practices;
(iii) All or a portion of the option was unvested as of December 31, 2004;
(iv) The option is held by an individual who is, on the expiration of this Offer, a current employee of Cyberonics and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and
(iv) The option is outstanding on the expiration date of this Offer.
However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate in the Offer.
An option that satisfies all of the foregoing conditions is designated an “Eligible Option” for purposes of this Offer. If only a portion of a particular option grant meets the foregoing conditions (i.e.—only the portion that was unvested at December 31, 2004), then only that portion will be considered an Eligible Option, and the balance of that option will not be eligible for amendment or replacement pursuant to this Offer.
The Offer is being made to address certain potential adverse tax consequences that may apply to the Eligible Options under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Eligible Optionees may be able to avoid such adverse tax consequences if certain changes are made to the Eligible Options. Accordingly, Cyberonics is making this Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend or replace those options to the extent necessary to avoid such potential adverse taxation.
If an Eligible Option is tendered and accepted pursuant to the Offer, the amendment will adjust the exercise price per share currently in effect for the Eligible Option to the lower of (i) the Fair Market Value per share of Cyberonics common stock on the revised measurement date applied to that Eligible Option and (ii) the Fair Market Value per share of our common stock on the date on which the Eligible Option is amended. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of the Offer (the “Amendment Date”). The option as so amended for the Adjusted Exercise Price will be designated an “Amended Option.” However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, be cancelled and immediately replaced with a new option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date, and that replacement option will be designated a “New Option.” Such cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. Any New Option to be issued in cancellation of the Eligible Option that was granted under the 2005 Stock Plan will be granted under the 2005 Stock Plan; any New Option to be issued in cancellation of an Eligible Option granted under the 1996 Stock Option Plan will be granted under the Cyberonics, Inc. 1998 Stock Option Plan. The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on the last market trading day prior to that date.
If only a portion of an outstanding option is an Eligible Option (i.e., the portion of the option that was unvested as of December 31, 2004), then only that portion may be amended or replaced pursuant to this Offer. The balance of that option will not be subject to this Offer and will not constitute an Eligible Option for purposes of this Offer. That balance (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and will not be subject to adverse tax consequences under Section 409A of the Code.
Each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to this Offer will become entitled to a special cash bonus (the “Cash Bonus”) with respect to that option. The amount of the Cash Bonus payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of Cyberonics common stock purchasable under that option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regular payroll date in January 2008. The delay in the payment of the Cash Bonus is required by applicable Internal Revenue Service (“IRS”) regulations. The payment, when made, will be subject to collection of all applicable withholding taxes required to be withheld by Cyberonics. The Cash Bonus will be paid whether or not you continue in the Company’s employ through the payment date.
If you are not in the employ of Cyberonics (or any Cyberonics subsidiary) on the expiration date of the Offer, then none of your tendered Eligible Options will be amended or replaced, and you will not become entitled to any Cash Bonus pursuant to this Offer. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation under Section 409A (and similar provisions under certain state tax laws).
The Offer set forth in this document and the related Letter of Transmittal will expire on the expiration date, currently set for July 6, 2007, unless extended (the “Expiration Date”).
If you are an Eligible Optionee, then we will send to you promptly after the commencement of the Offer a personalized Letter of Transmittal providing the following information with respect to each Eligible Option you hold:
•	the grant date indicated for that option in the applicable option agreement or grant notice,

•	the current exercise price per share in effect for that option,

•	the revised measurement date for that option,

•	the fair market value per share of Cyberonics common stock on the revised measurement date for that option,

•	the number of shares subject to that option, and

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•	the number of shares qualifying as an Eligible Option.
Subject to satisfaction of the conditions of the Offer, we currently intend to accept for amendment or replacement on the Expiration Date all Eligible Options tendered by Eligible Optionees who properly accept the Offer.
As of June 6, 2007, options to purchase approximately 3,253,554 shares of our common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to approximately 369,928 shares of our common stock. We are making this Offer upon the terms and subject to the conditions set forth in this Offer, including the conditions described in Section 7. You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.
Although the Company’s Board of Directors has approved this Offer, neither we nor the Company’s Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not amended or replaced pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and such state tax laws). For that reason, we recommend that you consult with your personal tax, financial and legal advisor to determine the consequences of accepting or declining the Offer.
Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “CYBX.” On June 6, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $18.20 per share. Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each such option is meant to reflect our view of what the trading price of our common stock will be in the short-, medium- or long-term.
You should direct questions about the Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal to Tabetha L. Yllander at (281) 727-2648 or tenderoffer@cyberonics.com.
We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer, the related Tender Offer Statement on Schedule TO or the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal to which we have referred you.
The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your personal tax advisor to determine the tax consequences of electing to participate or not participate in the Offer.
IMPORTANT INFORMATION
If you wish to tender one or more of your Eligible Options for amendment or replacement, you must properly complete and sign the Letter of Transmittal in accordance with the applicable instructions for that form and submit

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that document and any other required documents to us by facsimile, overnight courier or email using the following contact information:

By Facsimile: Facsimile Number (281) 853-2503.

By Overnight Courier:	Cyberonics, Inc.
100 Cyberonics Boulevard
Houston, Texas 77058
Attn: Tender Offer.

By Email: tenderoffer@cyberonics.com.
The key dates to remember in connection with the Offer are as follows:
The commencement date of the Offer is June 7, 2007.
The Offer will expire at 11:59 pm Central Time on July 6, 2007 (unless we extend the Offer).
The Eligible Options will be amended or replaced on July 9, 2007 (unless we extend the Offer).
The Cash Bonus for Amended Options will become payable on the Company’s first regular payroll date in January 2008.
We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

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TABLE OF CONTENTS

PAGE

INDEX TO SUMMARY TERM SHEET	1

SUMMARY TERM SHEET	3

CERTAIN RISKS RELATED TO PARTICIPATING IN THE OFFER	13

THE OFFER	14
1. ELIGIBLE OPTIONEES; ELIGIBILE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH BONUS; CANCELLATION OF ELIGIBLE OPTIONS AND GRANT OF NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS	14
2. PURPOSE OF THE OFFER	18
3. STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED	21
4. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS	22
5. WITHDRAWAL RIGHTS	23
6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS	24
7. CONDITIONS OF THE OFFER	24
8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS	26
9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS OR NEW OPTIONS	27
10. AMENDED OPTIONS AND NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS	30
11. INFORMATION CONCERNING CYBERONICS	30
12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS	32
13. STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER	34
14. LEGAL MATTERS; REGULATORY APPROVALS	34
15. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	35
16. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT	35
17. FEES AND EXPENSES	36
18. ADDITIONAL INFORMATION	36
19. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS	37

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF CYBERONICS, INC.
SCHEDULE II	BENEFICIAL OWNERSHIP OF CYBERONICS SECURITIES BY CYBERONICS DIRECTORS AND EXECUTIVE OFFICERS

INDEX TO SUMMARY TERM SHEET

QUESTION		PAGE

1.	WHAT IS THE OFFER?	3

2.	WHY IS CYBERONICS MAKING THE OFFER?	4

3.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?	4

4.	WHICH OPTIONS ARE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?	4

5.	ARE CYBERONICS’ EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?	5

6.	WHAT ARE THE COMPONENTS OF THE OFFER?	6

7.	WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?	6

8.	WHAT HAPPENS IF MY EMPLOYMENT TERMINATES ON OR AFTER THE EXPIRATION DATE BUT BEFORE THE AMENDMENT DATE?	6

9	WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO CODE SECTION 409A?	6

10.	WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?	8

11.	HOW WILL MY CASH BONUS BE TAXED?	8

12.	WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?	8

13.	WHAT SECURITIES ARE SUBJECT TO THE OFFER?	8

14.	AM I REQUIRED TO PARTICIPATE IN THE OFFER?	9

15.	DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I ACCEPT THE OFFER WITH RESPECT TO ONE OR MORE SELECTED OPTIONS?	9

16.	WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?	9

17.	WHEN WILL MY ELIGIBLE OPTION BE AMENDED OR REPLACED?	9

18.	WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE CYBERONICS COMMON STOCK ON THE AMENDMENT DATE IS LESS THAN THE FAIR MARKET VALUE PER SHARE OF SUCH STOCK ON THE REVISED MEASUREMENT DATE OR GRANT DATE OF THE ELIGIBLE OPTION?	10

19.	WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?	10

20.	WHAT IF I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT OR REPLACEMENT?	10

21.	WILL MY AMENDED OPTIONS OR NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?	10

22.	WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?	10

23.	WHAT ARE THE CONDITIONS OF THE OFFER?	11

24.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?	11

25.	HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?	11

QUESTION		PAGE

26.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTIONS?	11

27.	WHAT DOES CYBERONICS THINK OF THE OFFER?	12

28.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	12

29.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?	12

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the accompanying Letter of Transmittal. The information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the accompanying Letter of Transmittal. We have included page references to the relevant sections of the document where you can find a more complete description of the topics addressed in this summary term sheet.
1. WHAT IS THE OFFER?
The Offer is a voluntary opportunity for eligible optionees to elect to have certain outstanding options amended to increase their exercise price and receive a cash bonus with respect to such amendment or, in certain cases, to have their options cancelled for new options.
For purposes of this Offer, you should be familiar with the following terms.
     “Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the lower of (i) the Fair Market Value per share of our common stock on the revised measurement date applicable to that option, and (ii) the Fair Market Value per share of our common stock on the date on which the option is amended. However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, be cancelled and immediately replaced with a new option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date.
     Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:
          (i) Full Increase: increased to the Fair Market Value per share of our common stock on the revised measurement date for that option;
          (ii) Partial Increase: increased to the Fair Market Value per share of our common stock on the date such option is amended; or
          (iii) No Increase: retained at the same exercise price per share for any New Option issued in replacement of that option.
     “Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the common stock purchasable under that option to the Adjusted Exercise Price determined for such option.
     “Amendment Agreement” will mean the Stock Option Amendment and Cash Bonus Agreement that will document the Adjusted Exercise Price for each of your Amended Options and evidence our unconditional obligation to pay the Cash Bonus with respect to those Amended Options.
     “Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be July 9, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.
     “Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

     “Eligible Option” is an option that (i) was granted under the 1996 Stock Option Plan or the 2005 Stock Plan, (ii) has a revised measurement date for financial accounting purposes as a result of the recently completed review of our option grant practices, (iii) was unvested, in whole or in part, as of December 31, 2004, (iv) is held by an Eligible Optionee and (v) is outstanding on the expiration date of the Offer.
     “Eligible Optionee” is each person who is, on the expiration date of the Offer, a current employee of Cyberonics and subject to income taxation in the United States with respect to his or her Eligible Options.
     “Fair Market Value” per share of Cyberonics common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on the last market trading day prior to that date on the Nasdaq Global Select Market.
     “Letter of Transmittal” is the form that the Eligible Optionee must use to notify Cyberonics as to the particular Eligible Options he or she has elected to tender for amendment or replacement pursuant to the terms of the Offer.
     “New Option” will mean the option granted under the 1998 Plan on the Amendment Date in replacement of a tendered Eligible Option with a current exercise price per share at or above the Adjusted Exercise Price determined for that option. The New Option will be exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but will have a new grant date. The New Option will be evidenced by a new option agreement that replaces the option documentation in effect for the cancelled option.
     “1998 Plan” will mean the Cyberonics, Inc. 1998 Stock Option Plan.
2. WHY IS CYBERONICS MAKING THE OFFER?
As a result of a recently completed review of our option grant practices, we concluded that we used incorrect measurement dates for financial accounting purposes for certain stock options granted between January 19, 2000 and September 25, 2006. These stock options are deemed, for accounting purposes, to have been granted at a discount. One or more of those affected options may also be deemed to have been granted at a discount for tax purposes and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”), to the extent that they remained unvested on December 31, 2004. Cyberonics decided to offer Eligible Optionees who hold options that may potentially be subject to Section 409A the opportunity to amend or replace each such option to avoid adverse taxation under Section 409A.
3. WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?
You are an Eligible Optionee, and are, therefore, eligible to participate in the Offer if you are a current employee of Cyberonics (or a subsidiary of Cyberonics) on the expiration date of the Offer and are subject to income taxation in the United States with respect to your Eligible Options. However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate in the Offer.
4. WHICH OPTIONS ARE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?
An outstanding option to purchase shares of Cyberonics common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets all of the following conditions:
(i) The option was granted under one of the following stock incentive plans (the “Plans”):
–	the 1996 Stock Option Plan (the “1996 Plan”), or
–	the 2005 Stock Plan (the “2005 Plan”);

(ii) The option has a revised measurement date for financial accounting purposes as a result of our review;
(iii) All or a portion of the option was unvested as of December 31, 2004;
(iv) The option is held by an individual who is, on the expiration of this Offer, an Eligible Optionee; and
(iv) The option is outstanding on the expiration date of this Offer.
An option that meets all of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of a particular option grant meets those conditions (i.e.— only the portion that was unvested at December 31, 2004), then only that portion will be considered an Eligible Option, and the balance of that option will not be eligible for amendment or replacement pursuant to this Offer. (Page 14)
The grant date indicated for each Eligible Option in the applicable option agreement or grant notice and the exercise price per share currently in effect for that option are set forth on page 15 of this document. Your individualized Letter of Transmittal that will be sent to you promptly after the commencement of the Offer will also set forth the revised measurement date for each Eligible Option you hold, the Fair Market Value per share of our common stock on that date, the number of shares of common stock subject to that option and the number of shares qualifying as an Eligible Option and subject to adjustment under this Offer.
5.	ARE CYBERONICS’ EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?
None of our executive officers or non-employee members of the Cyberonics Board of Directors are eligible to participate in the Offer.
However, the following officers and directors each hold stock options under the Plans that would have been Eligible Options but for the fact that the exercise prices for those options were amended on terms similar to the terms of this Offer on December 31, 2006: Richard L. Rudolph, M.D., Vice President, Clinical and Medical Affairs Chief Medical Officer, Randal L. Simpson, Vice President, Operations, Michael A. Cheney, Vice President, Marketing, Reese S. Terry, Jr., Director and Chief Executive Officer (interim), Michael J. Strauss, M.D., M.P.H., Director, and Alan J. Olsen, Director. Internal Revenue Service (“IRS”) regulations required those particular options held by our executive officers and directors to be so amended prior to January 1, 2007.
With respect to Messrs. Rudolph, Simpson and Cheney, the December 31, 2006 amendment increased the per share exercise prices previously in effect for the shares of Cyberonics common stock purchasable under the portions of the respective outstanding options held by such individuals that would have been Eligible Options pursuant to this Offer had they not been so amended. In each instance, the amended exercise price per share is equal to the Fair Market Value per share of the common stock on the Nasdaq Global Select Market on the revised measurement date determined for each such option in accordance with applicable financial accounting principles. These executive officers and directors are entitled to receive a cash bonus from us to compensate them for the increase to the exercise prices of their amended options. However, the bonus is subject to vesting and accordingly is payable with respect to option shares that have vested as of January 1, 2008 on January 15, 2008 and with respect to the remaining shares on the date of vesting of such shares.
With respect to Messrs. Terry, Strauss and Olsen, the December 31, 2006 amendment increased the per share exercise prices previously in effect for the shares of Cyberonics common stock purchasable under the respective outstanding options held by such individuals (including the portions of such options that would have been Eligible Options pursuant to this Offer had they not been amended). However, these individuals will not receive a bonus to compensate them for such increase.

Two other former executive officers, Pamela B. Westbrook and Alan D. Totah, also had the exercise prices for certain of their options similarly increased. Ms. Westbrook will not receive cash bonuses to compensate her for the higher exercise prices; however, Mr. Totah is entitled to receive a cash bonus for the increased exercise prices upon terms similar to those described above for bonuses payable to other executive officers.
Richard L. Rudolph, M.D., and Randal Simpson, each hold one or more options that would be Eligible Options and that were not amended on December 31, 2006 but they are not eligible to participate in the Offer. (Page 33)
6. WHAT ARE THE COMPONENTS OF THE OFFER?
If an Eligible Option is amended pursuant to the Offer, then the exercise price of that option will be increased to the lower of (i) the Fair Market Value per share on the revised measurement date applicable to that option and (ii) the Fair Market Value per share of Cyberonics common stock on the Amendment Date. In addition, each Eligible Optionee whose Eligible Options are so amended will become entitled to a special cash bonus from Cyberonics (the “Cash Bonus”). The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of our common stock purchasable under that option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regular payroll date in January 2008. The delayed payment is required by applicable IRS regulations. The payment when made will be subject to collection of all applicable withholding taxes. The Cash Bonus will be paid whether or not you continue in our employ through the payment date. (Page 16)
However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, then that option will, on the Amendment Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. The cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. Any New Option to be issued in cancellation of the Eligible Option that was granted under the 2005 Plan will be granted under the 2005 Plan; any New Option to be issued in cancellation of an Eligible Option granted under the 1996 Plan will be granted under the 1998 Plan. (Page 17)
7. WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?
If you are not an employee of Cyberonics (or any Cyberonics subsidiary) on the expiration date of the Offer, then you will not be eligible to participate in the Offer and none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation in the manner discussed below.
8.	WHAT HAPPENS IF MY EMPLOYMENT TERMINATES ON OR AFTER THE EXPIRATION DATE BUT BEFORE THE AMENDMENT DATE?
If your employment with Cyberonics (or any Cyberonics subsidiary) terminates on or after the expiration date of the Offer but prior to the Amendment Date, none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation in the manner discussed below.
9. WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO CODE SECTION 409A?
Section 409A was added to the Code by the American Jobs Creation Act of 2004. Section 409A and the U.S. Treasury regulations issued thereunder provide that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless certain remedial action is taken prior to the earlier of (i) December 31, 2007 or (ii) the date the optionee exercises his or her Eligible Options, Section 409A will subject the optionee to the following adverse tax consequences beginning with the 2008 calendar year.
     Taxation in Calendar Year 2008. To the extent the optionee continues to hold in the 2008 calendar year unexercised Eligible Options that vested prior to that year or that vest during such year, the optionee will recognize taxable income for the 2008 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the aggregate exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2008 calendar year even though the Eligible Option is not yet exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income but it is possible that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2008 calendar year or (ii) December 31, 2008.
     Tax Penalty. In addition to normal income taxes payable on the income recognized under each of the optionee’s Eligible Options on the applicable tax measurement date for the 2008 calendar year, the optionee would also be subject to an additional tax penalty equal to 20% of such income.
     Interest Penalty Measured From Year of Vesting. To the extent the Eligible Option outstanding in the 2008 calendar year vested as to one or more shares during the 2005 calendar year, the optionee will incur an interest penalty payable with his or her tax return for the 2008 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for the 2005 calendar year had he or she been taxed on the spread which existed on those vested shares on December 31, 2005 (the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during the 2005 calendar year exceeded the exercise price payable for those shares). For purposes of such calculation, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares which vested under the Eligible Option during the 2005 calendar year. The income tax amount resulting from such calculation is not actually payable for the 2005 calendar year, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 and continuing until the date the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. To the extent the Eligible Option vested as to one or more shares during the 2006 calendar year, the optionee would perform the same calculation based on the December 31, 2006 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continuing until the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. The same calculation would also be applicable for any shares which vested under the Eligible Option during the 2007 calendar year based on the option spread which existed on those particular shares on December 31, 2007, and the interest penalty would accrue from April 15, 2008 until the optionee pays the accrued interest with his or her 2008 calendar year taxes. Finally, there would also be an additional interest penalty with respect to the shares which vested in the 2005, 2006 and 2007 calendar years but remain unexercised in the 2008 calendar year, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than their year-end fair market value in the immediately preceding calendar year. The interest penalty would accrue from April 15, 2007 until the date the optionee pays that accrued interest with his or her 2008 calendar year taxes.
     Vesting in Subsequent Calendar Years. To the extent an Eligible Option first vests in a calendar year after the 2008 calendar year, the optionee will be subject to income taxation and penalty taxes on the spread which exists between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year.
     Continued Taxation of Vested Shares. The optionee will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises the options or those options terminate.

     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.
     State Taxes. Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).
An example illustrating the applicable tax consequences may be found on Page 20 of this document.
10. WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?
If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price or replaced with a New Option.
By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices or replacing those options with New Options, you should avoid the adverse tax taxation of those options under Section 409A. Accordingly, you will not be subject to taxation under Section 409A on your vested Eligible Options in calendar year 2008 and as your Amended Options or New Options vest in one or more subsequent calendar years, you will not recognize taxable income with respect to the option shares that vest in those years, and you will not be subject to any 20% penalty tax or any interest penalty under Code Section 409A. You should only be taxed with respect to your Amended Options or New Options when you exercise those options. However, you will recognize taxable income when you receive the Cash Bonus paid with respect to your Amended Options. (Page 35)
All Eligible Optionees should consult with their own personal tax, financial and legal advisors as to the tax and other consequences of accepting or declining the Offer.
11. HOW WILL MY CASH BONUS BE TAXED?
You will be taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, Cyberonics must withhold all applicable U.S. federal, state and local income and employment withholding taxes required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes have been withheld. (Page 35)
If your Eligible Options are not amended pursuant to the Offer, you will not receive any Cash Bonus with respect to those options. No Cash Bonus will be paid with respect to a New Option because the exercise price for that option will be the same as the exercise price in effect for the tendered Eligible Option it replaces. (Page 17)
12. WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?
If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the adverse taxation under Section 409A (and similar state tax laws) in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and state tax laws). An example illustrating the applicable tax consequences may be found on Page 20 of this document.
13. WHAT SECURITIES ARE SUBJECT TO THE OFFER?
The Offer covers only Eligible Options. Promptly after the commencement of the Offer we will send to you (by mail or email) a personalized Letter of Transmittal summarizing the Eligible Options that you currently hold, including information relating to the grant date indicated for each Eligible Option, the current exercise price per share in effect for that option, the revised measurement date applicable to that option, the number of shares subject to that option and the number of shares qualifying as an Eligible Option. (Page 14)

14. AM I REQUIRED TO PARTICIPATE IN THE OFFER?
No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment or replacement pursuant to the Offer or to retain the current exercise prices for those options and seek another alternative to bring those options into compliance with Section 409A. If you decide to accept the Offer, you must timely submit a properly completed Letter of Transmittal for your tendered Eligible Options. (Page 21)
If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the adverse taxation under Section 409A (and similar state tax laws). You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state tax laws). (Page 21)
15.	DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I ACCEPT THE OFFER WITH RESPECT TO ONE OR MORE SELECTED OPTIONS?
If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. If you wish to accept this Offer with respect to a particular Eligible Option, you must tender all of that option for amendment or replacement. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 constitutes an Eligible Option. (Page 22)
16.	WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?
Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately prior to the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. (Page 30)
Each New Option granted pursuant to this Offer will be subject to the same terms and conditions as the tendered Eligible Option it replaces, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. Any New Option to be issued in cancellation of the Eligible Option that was granted under the 2005 Plan will be granted under the 2005 Plan; any New Option to be issued in cancellation of an Eligible Option granted under the 1996 Plan will be granted under the 1998 Plan. (Page 30)
17. WHEN WILL MY ELIGIBLE OPTION BE AMENDED OR REPLACED?
The exercise price for each Eligible Option tendered pursuant to this Offer will be amended to the applicable Adjusted Exercise Price on July 9, 2007, or if the Offer is extended, the first business day following the extended expiration date. The date the exercise price for an Eligible Option is increased to the applicable Adjusted Exercise Price will constitute the Amendment Date, and each Eligible Option that is so amended will be designated an Amended Option. However, each tendered Eligible Option with a current exercise price at or above the Adjusted Exercise Price determined for that option will, on the Amendment Date, be cancelled and immediately replaced with a new option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. That replacement option will be designated a New Option.
As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will reflect the adjustment to the exercise price of each of your Amended Options and our unconditional obligation to pay you on the date of the Company’s first regular payroll date in January, 2008 the Cash Bonus calculated for each Amended Option. If any of your tendered Eligible Options are cancelled and replaced with a New Option, then as soon as administratively practicable after the Amendment Date, you will receive a new option agreement for any such New Option granted in replacement of a tendered Eligible Option. (Page 23)

18.	WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE CYBERONICS COMMON STOCK ON THE AMENDMENT DATE IS LESS THAN THE FAIR MARKET VALUE PER SHARE OF SUCH STOCK ON THE REVISED MEASUREMENT DATE OR GRANT DATE OF THE ELIGIBLE OPTION?
If the Fair Market Value per share of Cyberonics common stock on the Amendment Date is less than the Fair Market Value of such common stock on the revised measurement date applied to the Eligible Option, then the Adjusted Exercise Price for that option will be set at the Fair Market Value per share of Cyberonics common stock on the Amendment Date. However, if that Adjusted Exercise Price would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, be cancelled and immediately replaced with a New Option with the same exercise price as the cancelled option. (Page 17)
19. WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?
You may exercise an Amended Option for vested option shares at any time following the Amendment Date and prior to its termination. You may exercise a New Option at any time after grant and prior to termination. However, an Amended Option or a New Option may not be exercised for more than the vested number of shares for which it is at the time exercisable. Any such exercise must be subject to our insider trading policies and any interim blackout periods during which cashless exercises and sales to cover are prohibited.
20.	WHAT IF I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT OR REPLACEMENT?
If you choose to exercise your Eligible Options prior to the Amendment Date, assuming such exercise complies with the existing terms of your Eligible Options, our insider trading policy and any interim blackout periods during which cashless exercises and sales to cover are prohibited, then any election you have made to accept the Offer as to the exercised options will be null and void. Consequently, you may incur adverse tax consequences under Section 409A (and similar state tax laws) with respect to any Eligible Options you exercise prior to the Amendment Date. You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state tax laws).
21.	WILL MY AMENDED OPTIONS OR NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?
Because your Eligible Options may be deemed to be below-market options, they are considered non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment to the Adjusted Exercise Price. Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the Adjusted Exercise Price paid for those shares, and Cyberonics must collect the applicable withholding taxes with respect to such income. All New Options will also be taxable as non-statutory options. (Page 35)
22. WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?
You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time prior to the termination or expiration of that option subject to our insider trading policies and any interim blackout periods during which cashless exercises and sales to cover are prohibited. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A.

23. WHAT ARE THE CONDITIONS OF THE OFFER?
The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment. (Page 24)
24.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?
The Offer will expire on July 6, 2007, at 11:59 p.m. Central Time, unless we extend the Offer.
Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the business day immediately following the previously scheduled expiration of the Offer period. (Page 17; Page 36)
25. HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?
To tender one or more of your Eligible Options for amendment or replacement pursuant to the Offer, you must properly complete and duly execute your Letter of Transmittal and timely deliver it to Cyberonics by facsimile, overnight courier or email using the following contact information:

By Facsimile: Facsimile Number (281) 853-2503.

By Overnight Courier:	Cyberonics, Inc.
100 Cyberonics Boulevard
Houston, Texas 77058
Attn: Tender Offer.

By Email: tenderoffer@cyberonics.com.
We must receive your completed Letter of Transmittal before 11:59 p.m. Central Time on July 6, 2007. If we extend the Offer beyond that time, you must deliver your completed and executed Letter of Transmittal before the extended expiration date of the Offer. (Page 22)
We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept your Eligible Options for amendment or replacement. Those options will not be amended or replaced pursuant to this Offer, and no Cash Bonus will be paid with respect to those options.
We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will amend or replace those options on the next business day thereafter. (Page 23)
26. DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTIONS?
You may withdraw your tendered Eligible Options at any time before 11:59 p.m. Central Time on July 6, 2007. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration date of the Offer. To withdraw your tendered options, you must send to us by facsimile at facsimile number (281) 853-2503, by overnight courier to Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058, Attn: Tender Offer or by email to tenderoffer@cyberonics.com, a properly completed and executed Withdrawal Form, with the required information while you still have the right to withdraw those options. We must receive your completed Withdrawal Form before 11:59 p.m. Central Time on July 6, 2007 (or until any extended expiration of the Offer). If you have withdrawn your Eligible Options and decide again that you want to participate in the Offer, you must re-tender those options pursuant to this Offer by following the tender procedures, as described in this document and the Letter of Transmittal, prior to the expiration of the Offer. (Page 23)
27. WHAT DOES CYBERONICS THINK OF THE OFFER?
Although the Cyberonics Board of Directors has approved the Offer, neither the Company nor the Cyberonics Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. Cyberonics recommends that you consult with your personal tax, financial and legal advisors when deciding whether or not you should tender your Eligible Options. (Page 21)
28. WHAT ARE SOME OF THE KEY DATES TO REMEMBER?
The commencement date of the Offer is June 7, 2007.
The Offer will expire at 11:59 pm Central Time on July 6, 2007 (unless we extend the Offer).
The Eligible Options will be amended or replaced on July 9, 2007 (unless we extend the Offer).
Payment of the Cash Bonus: The Cash Bonus for Amended Options will become payable on the Company’s first regular payroll date in January 2008.
29. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?
For additional information or assistance, you should contact Tabetha L. Yllander at (281) 727-2648 or tenderoffer@cyberonics.com.

CERTAIN RISKS RELATED TO PARTICIPATING IN THE OFFER
Participating in the Offer involves risks discussed in this Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 and subsequent quarterly reports on Form 10-Q are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 “Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.
Tax-Related Risks.
The discussion in Section 2 and Section 15 of the Offer describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.
All option holders should consult with their own personal tax, financial and legal advisors as to the tax and other consequences of their participation in the Offer.
Procedural Risks.
You are responsible for making sure that your Letter of Transmittal and any subsequent Withdrawal Form are received by the designated recipient at Cyberonics prior to the expiration time. We intend to confirm the receipt of your Letter of Transmittal or any subsequent Withdrawal Form within two business days after receipt. If you have not received a confirmation within this time period, you should confirm that we have received your submissions by contacting Tabetha L. Yllander at (281) 727-2448 or tenderoffer@cyberonics.com. If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you keep a copy of your submissions and proof of delivery or other transmittal in case we ask you for evidence of timely submission.

THE OFFER
1. ELIGIBLE OPTIONEES; ELIGIBILE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH BONUS; CANCELLATION OF ELIGIBLE OPTIONS AND GRANT OF NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.
As a result of a recently completed review of our option grant practices, we concluded that we used incorrect measurement dates for financial accounting purposes for certain stock options granted between January 19, 2000 and September 25, 2006. These stock options are deemed, for accounting purposes, to have been granted at a discount. One or more of those affected options may also be deemed to have been granted at a discount for tax purposes and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”), to the extent that they remained unvested on December 31, 2004. Cyberonics decided to offer Eligible Optionees (as defined below) who hold options that may potentially be subject to Section 409A the opportunity to amend or replace each such option to avoid adverse taxation under Section 409A.
Eligible Optionees
Individuals to whom Eligible Options have been granted by Cyberonics will be Eligible Optionees for purposes of the Offer if they are, on the expiration date of the Offer, a current employee of Cyberonics (or any Cyberonics subsidiary) and subject to income taxation in the United States with respect to those options.
None of the non-employee members of the Cyberonics Board of Directors or executive officers are eligible to participate in the Offer.
Eligible Options
An outstanding option to purchase shares of Cyberonics common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets all of the following conditions:
(i) The option was granted under one of the following Cyberonics stock incentive plans (the “Plans”):
•	the 1996 Stock Option Plan (the “1996 Plan”), or

•	the 2005 Stock Plan (the “2005 Plan”);
(ii) The option has a revised measurement date for financial accounting purposes as a result of the recent review of our option grant practices;
(iii) All or a portion of the option was unvested as of December 31, 2004;
(iv) The option is held by an individual who is, on the expiration of this offer, an Eligible Optionee; and
(v) The option is outstanding on the expiration date of the Offer.
An option that meets all of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of a particular option grant meets those conditions (i.e.- only the portion that was unvested at December 31, 2004), then only that portion will be considered an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to the Offer.
The following chart provides information concerning the grant date indicated in the option agreement or grant notice for each Eligible Option subject to the Offer and the exercise price per share currently in effect for that option. Your individualized Letter of Transmittal that will be sent to you promptly after the commencement of the Offer also sets forth the revised measurement date for each of your Eligible Options, the fair market value per share of our common stock on that date, the number of shares of common stock subject to each such option and the number of shares qualifying as an Eligible Option.

Indicated Grant	Current Exercise Price
Date	Per Share
01/19/2000	19.6875
02/01/2000	23.00
03/23/2000	17.125
06/21/2000	13.50
07/12/2000	15.25
08/16/2000	12.25
10/11/2000	17.4375
10/31/2000	22.50
12/04/2000	22.125
12/20/2000	20.00
01/22/2001	20.00
02/13/2001	20.9375
03/26/2001	14.0625
04/12/2001	13.15
04/30/2001	11.47
05/15/2001	11.19
06/25/2001	12.80
07/06/2001	15.10
07/24/2001	15.79
08/01/2001	16.75
08/23/2001	15.56
09/24/2001	14.00
10/26/2001	14.88
11/12/2001	16.03
11/26/2001	21.98
12/11/2001	23.85
12/24/2001	25.13
01/24/2002	12.45
01/28/2002	12.55
02/26/2002	14.15
03/11/2002	14.32
03/26/2002	15.24
07/16/2002	9.31
07/24/2002	9.96
08/06/2002	12.95
12/20/2002	17.70
07/01/2003	21.56
07/22/2003	20.77
09/17/2003	28.45
09/29/2003	30.21
06/15/2004	19.58
06/06/2005	37.43
09/26/2005	31.71
02/13/2006	29.65
09/25/2006	17.04
Amendment of Eligible Options and Cash Bonus
Subject to the terms and conditions of the Offer, we will amend or replace each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4, and not validly withdrawn in accordance with Section 5, before the Expiration Date (as defined below). The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the lower of (i) the Fair Market Value per share of Cyberonics common stock on the revised measurement date applied to that option or (ii) the Fair Market Value per share of our common stock on the date on which the option is amended. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of the Offer (the “Amendment Date”). The option as so amended for the Adjusted Exercise Price will be designated an “Amended Option.” The “Fair Market Value” per share of our common stock on any date will be equal to the closing selling price per share on the last market trading day prior to that date.
To the extent an Eligible Option was vested as of December 31, 2004, that portion of the option would not be subject to taxation under Section 409A and will not be an Eligible Option for purposes of the Offer. Accordingly, the Adjusted Exercise Price would not be in effect for the portion of an affected option that was vested as of December 31, 2004. The Adjusted Exercise Price will apply only to the portion of an affected option that was not vested as of December 31, 2004.
Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately prior to the amendment incorporating the Adjusted Exercise Price.
Each Eligible Optionee whose Eligible Options are amended pursuant to the Offer will become entitled to a special cash bonus (the “Cash Bonus”) from Cyberonics. The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of our common stock purchasable under that option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regular payroll date in January 2008. The delay in the payment of the Cash Bonus is required by applicable Internal Revenue Service (“IRS”) regulations. The payment, when made, will be subject to Cyberonics’ collection of all taxes and payments required to be withheld by us. The Cash Bonus will be paid whether or not the Eligible Optionee continues in our employ through the payment date.
EXAMPLE 1: Assume that you were granted an option to purchase 10,000 shares that had a grant date of June 25, 2001 and an exercise price per share of $12.80. That option vests in four successive equal annual installments over the four-year period measured from June 25, 2001. As of December 31, 2004, the option was accordingly unvested as to 2,500 of those shares and has not been exercised. Further assume that the Fair Market Value of our common stock was $16.45 per share on the revised measurement date for that option and that the Fair Market Value of our common stock on the Amendment Date is $20.00 per share. The portion of your June 25, 2001 grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of this Offer. No other portion of that option may be tendered pursuant to the Offer.
If you tender the portion constituting your Eligible Option, then that Eligible Option will be amended to increase the exercise price to $16.45 per share for the 2,500 shares subject to the tendered grant. No other change will be made to your June 25, 2001 option. In addition, you will receive a Cash Bonus in the amount of $9,125.00 determined by multiplying (i) $3.65 (the amount by which the $16.45 Adjusted Exercise Price for that option exceeds the $12.80 per share exercise price previously in effect for that option) by (ii) the 2,500 shares purchasable under the June 25, 2001 option at the $16.45 per share Adjusted Exercise Price.
Your Cash Bonus will become payable on the first regular payroll date in January 2008, subject to collection of all applicable withholding taxes.
EXAMPLE 2: Assume that you were granted an option to purchase 10,000 shares that had a grant date of November 12, 2001 and an exercise price per share of $16.03. That option vests in four successive equal annual installments over the four-year period measured from November 12, 2001. As of December 31, 2004, that option was accordingly unvested as to 2,500 of those shares and has not been exercised. Further assume that the Fair Market Value per share of our common stock was $21.05 on the revised measurement date for that option and that the Fair Market Value of our common stock on the Amendment Date is $20.00 per share. The portion of your November 12, 2001 grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of the Offer.
If you tender the portion constituting your Eligible Option, then that Eligible Option will be amended to increase the exercise price to $20.00 per share for the 2,500 shares subject to the tendered grant. No other change will be made to your option. In addition, you will receive a Cash Bonus in the amount of $9,925 determined by multiplying (i) $3.97 (the amount by which the $20.00 Adjusted Exercise Price for that option exceeds the $16.03 per share exercise price previously in effect for that option) by (ii) the 2,500 shares purchasable under the option at the $20.00 per share Adjusted Exercise Price.
Your Cash Bonus will become payable on the first regular payroll date in January 2008, subject to collection of all applicable withholding taxes.

Cancellation of Eligible Options and Grant of New Options.
If the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, then that option will, on the Amendment Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date and that replacement option will be designated a “New Option.” Such cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. No Cash Bonus will be paid with respect to a New Option, because there will be no change to the exercise price. Any New Option to be issued in cancellation of the Eligible Option that was granted under the 2005 Plan will be granted under the 2005 Plan; any New Option to be issued in cancellation of an Eligible Option granted under the 1996 Plan will be granted under the 1998 Plan.
EXAMPLE: Assume that you were granted an option to purchase 10,000 shares that had a grant date of July 22, 2003 and an exercise price per share of $20.77. That option vests in four successive equal annual installments over the four-year period measured from July 22, 2003. As of December 31, 2004, that option was unvested as to 7,500 shares and has not been exercised. Further assume that the fair market value per share of our common stock was $27.48 on the measurement date for that option. The portion of your July 22, 2003 grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of this Offer. No other portion of that option may be tendered pursuant to this Offer.
Further assume that you tender your Eligible Option but that the Fair Market Value per share of our common stock on the Amendment Date is $20.00 per share. In that event, your tendered Eligible Option will be cancelled on the Amendment Date, and you will be immediately issued a New Option with an exercise price of $20.77 per share for the 7,500 shares purchasable under the tendered grant. Except for the new grant date, the New Option will be the same as the cancelled Eligible Option it replaces, with the same exercise price per share, vesting schedule and expiration date. Since the exercise price under the New Option will be the same as under the cancelled option, no Cash Bonus will be payable to you with respect to your New Option.
Former Employees
If you are not in the employ of Cyberonics (or any Cyberonics subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation in the manner discussed in Section 2 below.
Expiration Date
The term “Expiration Date” means 11:59 p.m. Central Time on July 6, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.
Additional Considerations
In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that Cyberonics continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:
     (a) any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;
     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
     (c) any material change in our present dividend policy or our indebtedness or capitalization;
     (d) any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment, except that we expect to appoint a new Chief Financial Officer to fill the current vacancy;
     (e) any other material change in our corporate structure or business;
     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;
     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;
     (i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or
     (j) any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
2. PURPOSE OF THE OFFER.
We are making this Offer to amend or replace the Eligible Options because of potential adverse tax consequences that may apply under Section 409A of the Code. Section 409A provides that a stock option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A prior to exercise. Based upon the results of our recently completed review of our option grant practices we concluded that the financial accounting measurement dates for certain stock option grants awarded between January 19, 2000 and September 25, 2006 differed from the measurement dates previously used for such awards. As a result, revised measurement dates were applied to the affected option grants. These revised measurement dates may be deemed to be the grant dates of those options for purposes of Section 409A. If they are, one or more of those affected options may also be deemed to be below-market options under Section 409A, to the extent that they remained unvested on December 31, 2004. Cyberonics has decided to offer Eligible Optionees who hold Eligible Options the opportunity to amend or replace each such option and thereby avoid potential taxation of that option under Section 409A.
Unless certain remedial action is taken before the earlier of (i) December 31, 2007 or (ii) the date the optionee exercises his or her Eligible Options, the optionee will be subject to the following adverse tax consequences under Section 409A, beginning with the 2008 calendar year.

     Taxation in Calendar Year 2008. To the extent the optionee continues to hold in the 2008 calendar year unexercised Eligible Options that vested prior to that year or vest during that year, the optionee will recognize taxable income for the 2008 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2008 calendar year, even though the Eligible Option has not been exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income, but it is possible that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2008 calendar year or (ii) December 31, 2008.
     Tax Penalty. In addition to normal income taxes payable on the income recognized under the affected options on the applicable tax measurement date for the 2008 calendar year, the optionee would also be subject to an additional tax penalty equal to 20% of the income recognized on such date.
     Interest Penalty Measured From Year of Vesting. To the extent the Eligible Option outstanding in the 2008 calendar year vested as to one or more shares during the 2005 calendar year, the optionee will incur an interest penalty payable with his or her tax return for the 2008 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for the 2005 calendar year had he or she been taxed on the spread which existed on those vested shares on December 31, 2005 (the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during the 2005 calendar year exceeded the exercise price payable for those shares). For purposes of such calculation, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares which vested under the Eligible Option during the 2005 calendar year. The tax amount resulting from such calculation is not actually payable for the 2005 calendar year, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 and continuing until the date the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. To the extent the Eligible Option vested as to one or more shares during the 2006 calendar year, the optionee would perform the same calculation based on the December 31, 2006 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continuing until the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. The same calculation would also be applicable for any shares which vested under the Eligible Option during the 2007 calendar year based on the option spread which existed on those particular shares on December 31, 2007, and the interest penalty would accrue from April 15, 2008 until the optionee pays the accrued interest with his or her 2008 calendar year taxes. Finally, there would also be an additional interest penalty with respect to the shares which vested during the 2005, 2006 and 2007 calendar years but remained unexercised in the 2008 calendar year, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than their year-end fair market value in the immediately preceding calendar year. The interest penalty would accrue from April 15, 2007 until the date the optionee pays that interest penalty with his or her 2008 calendar year taxes.
     Vesting in Subsequent Calendar Years. To the extent an Eligible Option first vests in a calendar year after the 2008 calendar year, the optionee will be subject to income taxation and penalty taxes on the spread which exists between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year.
     Continued Taxation of Vested Shares. The optionee will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises the options.
     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.
     State Taxes. Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).
The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:

EXAMPLE. Optionee was granted an option for 10,000 shares with a grant date of July 24, 2002 and an exercise price of $9.96 per share. The Fair Market Value per share of our common stock on the revised measurement date for that option was $16.55. Assume the option was scheduled to vest in four equal annual installments, beginning July 24, 2003. Unless remedial action under Section 409A is taken before December 31, 2007 (or any earlier exercise of the option for the post-2004 installments), the 5,000 shares as to which the option vested during 2005 and 2006 would be taxed as follows under Section 409A:
     Taxation in Calendar Year 2008: On the applicable tax measurement date in the 2008 calendar year, the optionee would recognize taxable income equal to the amount by which the fair market value of the 5,000 shares exceeded the exercise price payable for those shares. If we assume that the option is exercised for those 5,000 shares on September 5, 2008, when the fair market value is $30.00 per share, and that such date is the applicable tax measurement date for Section 409A purposes, then the optionee will recognize $100,200.00 of taxable wages (5,000 x ($30.00 - $9.96)) in 2008. In addition, the optionee would incur a 20% penalty tax in the amount of $20,040.00. There would also be an interest penalty assessed with respect to the 2,500 shares which vested in 2005. That interest penalty would be based on the taxes that would have been due on April 15, 2006 had the optionee been taxed at the rate of 35% on the spread which existed on those 2,500 shares on December 31, 2005 (the amount by which the market price of those 2,500 shares on December 31, 2005 exceeded the $9.96 exercise price payable for those shares). The interest penalty on those particular shares would accrue until the optionee pays that interest penalty with his or her 2008 calendar year taxes. In addition, there would be an interest penalty assessed with respect to the 2,500 shares which vested in 2006. That interest penalty would be based on the taxes that would have been due on April 15, 2007 had the optionee been taxed at the rate of 35% on the spread which existed on those 2,500 shares on December 31, 2006 (the amount by which the market price of those 2,500 shares on December 31, 2006 exceeded the $9.96 exercise price payable for those shares). There would also be an additional interest penalty with respect to the shares which vested during the 2005 and 2006 calendar years, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting exceeded their year-end fair market value in the immediately preceding year. That interest penalty would accrue until the optionee pays that interest penalty with his or her 2008 calendar year taxes. There will also be the possibility of adverse taxation under the tax laws of the state in which the optionee resides.
     Continued Taxation: If the option is not exercised in the 2008 calendar year, the optionee will still recognize taxable income in that year. It is likely that the amount of taxable income and the 20% penalty tax will be based on the option spread which exists on the 5,000 shares as of December 31, 2008; however, there is at present no actual IRS guidance on the appropriate tax measurement date. In addition, the optionee would continue to be subject to income taxation and the 20% penalty tax in each subsequent calendar year the option remains outstanding after the 2008 calendar year, and the amount of such taxation would be based on any subsequent appreciation in the value of the shares since the last tax measurement date for those shares under Section 409A.
     Exercise in 2007 Calendar Year: If you exercise an Eligible Option in 2007 without first bringing that option into compliance with Section 409A, then the 20% penalty tax under Section 409A with respect to that exercised option will be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) on the vested option shares at the close of the 2005 and 2006 calendar years on the option shares initially vesting in those years and any additional increase to the 2005 option spread which existed at the end of the 2006 calendar year.
If you elect not to tender your Eligible Options for amendment or replacement pursuant to the Offer and do not otherwise take remedial action to bring your Eligible Options into compliance with Section 409A, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws.

Section 409A only applies to below-market options that were not vested as of December 31, 2004. The portion of any below-market option granted prior to October 4, 2004 that was vested as of December 31, 2004 is grandfathered and is therefore not subject to Section 409A.
Pursuant to the U.S. Treasury regulations provided under Section 409A, if you exercised the portion of your stock options that vested in 2005 before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your currently outstanding stock options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options into compliance with the requirements of Section 409A. Basically, two courses of remedial action are available as described below. Cyberonics is now offering you the opportunity to bring your Eligible Options into compliance with Section 409A only through the amendment alternative described in paragraph (ii) below.
     (i) You could designate a specific schedule for the exercise of your Eligible Option. Accordingly, you would have to designate the particular calendar year or years in which that Eligible Option is to be exercised and the number of shares to be exercised in each such year. As part of your designated exercise schedule, you could provide for immediate exercise of the vested shares subject to the Eligible Option upon the earlier of your termination of employment with Cyberonics or a change in control or ownership of Cyberonics. However, this alternative will not be available if you exercised your Eligible Option during 2006; or
     (ii) Your Eligible Option could be amended to adjust the exercise price to the Adjusted Exercise Price determined for that option. Such an amendment to the exercise price should bring the Eligible Option into compliance with Section 409A, and, after such amendment, you could exercise that option as you choose, subject only to the existing exercise provisions and option term in effect for such option. A New Option granted in replacement of an Eligible Option should also avoid taxation under Section 409A.
Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to Cyberonics for amendment or replacement. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and that Amended Option should not be subject to the adverse tax consequences under Section 409A described above. Each New Option granted in replacement of a tendered Eligible Option should also avoid taxation under Section 409A.
Neither we nor the Company’s Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to the Offer and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and state tax laws). You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your personal tax, financial and legal advisors.
3. STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED.
If you choose not to tender your Eligible Options for amendment or replacement, those options will continue to remain outstanding in accordance with their existing terms, and may potentially be subject to adverse tax consequences under Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state tax laws).

4. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.
Proper Tender of Options. Cyberonics will send you a personalized Letter of Transmittal to use if you wish to tender your Eligible Options. The Letter of Transmittal will contain a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares that are potentially subject to Section 409A, the grant date indicated for that option on the applicable grant notice, the current exercise price per share in effect for such option, the date that has now been determined to be the revised measurement date for each Eligible Option you hold and the Fair Market Value per share of our common stock on that date.
To validly tender your Eligible Options, you must, in accordance with the terms of your Letter of Transmittal, properly complete, duly execute and timely deliver that Letter of Transmittal to us by facsimile, overnight courier or email using the following contact information:

By Facsimile: Facsimile Number (281) 853-2503.

By Overnight Courier:	Cyberonics, Inc.
100 Cyberonics Boulevard
Houston, Texas 77058
Attn: Tender Offer.

By Email: tenderoffer@cyberonics.com.
Responses submitted by any other means, including regular mail, inter-office mail or hand delivery, are not permitted.
We must receive your Letter of Transmittal before the Expiration Date. If we extend the Offer beyond that time, we must receive your completed and executed Letter of Transmittal before the extended Expiration Date of the Offer.
We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive your properly completed and duly executed Letter of Transmittal prior to the expiration of the Offer, your Eligible Options will not be amended or replaced pursuant to the Offer, and you will not be eligible for any Cash Bonus.
The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the tendering Eligible Optionee. We recommend that you keep a copy of your Letter of Transmittal and record of delivery. In all cases, you should allow sufficient time to ensure timely delivery.
You cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for amendment or replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the remaining the options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.
If your Letter of Transmittal includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, then we will not accept the tendered option or portion for amendment or replacement, but we do intend to accept for amendment or replacement each properly tendered Eligible Option set forth in the Letter of Transmittal.
Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that constitutes an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option, (iii) the number of shares of our common stock purchasable under the Amended Option at the Adjusted Exercise Price, (iv) the amount of the Cash Bonus payable with respect to each Amended Option and (v) the cancellation of tendered Eligible Options with exercise prices at or above the Adjusted Exercise Price determined for that option and the replacement of those cancelled options with New Options. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment or replacement each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.
Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly and timely tendered Eligible Options that have not been validly withdrawn, and on the next business day we will increase the exercise price per share to the Adjusted Exercise Price determined for that option. However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, then that option will, on the Amendment Date, be cancelled and immediately replaced with a New Option granted under the 1998 Plan that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date.
Our acceptance of your tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between us and you subject to the terms and conditions of the Offer. Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement. Schedule I to that Amendment Agreement will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our unconditional obligation to pay you on the Company’s first regular payroll date in January 2008 the Cash Bonus calculated for each Amended Option. If any of your tendered Eligible Options are cancelled and replaced with a New Option, then as soon as administratively practicable after the Amendment Date, you will receive a new option agreement and grant notice for each such New Option granted in replacement of a tendered Eligible Option.
5. WITHDRAWAL RIGHTS.
You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.
     (i) You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Central Time, on the Expiration Date of the Offer by following the procedure outlined in Section 5(ii) below. In addition, unless we accept and amend or replace your Eligible Options before 12:00 midnight, Central Time, on August 3, 2007 (the 40th business day after the June 7, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.
     (ii) To validly withdraw your tendered Eligible Options, you must deliver to us a properly completed and duly executed Withdrawal Form by facsimile, overnight courier or email using the following contact information:

By Facsimile: Facsimile Number (281) 853-2503.

By Overnight Courier:	Cyberonics, Inc.
100 Cyberonics Boulevard
Houston, Texas 77058
Attn: Tender Offer.

By Email: tenderoffer@cyberonics.com.

To obtain a copy of the Withdrawal Form please contact Tabetha L. Yllander at (281) 727-2648 or email your request to tenderoffer@Cyberonics.com.
YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE ELIGIBLE OPTION.
The Withdrawal Form must be executed by the Eligible Optionee who tendered the Eligible Option to be withdrawn.
You may not rescind any withdrawal, and any tendered Eligible Option you subsequently withdraw will no longer be deemed tendered for amendment or replacement pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by following the procedures described in Section 4. The new tender must be properly completed, signed and dated after both the date of your original Letter of Transmittal and the date of any subsequent Withdrawal Form.
Neither Cyberonics nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS.
Subject to the terms and conditions of the Offer, we will, upon the Expiration Date, accept for amendment or replacement all Eligible Options that have been properly tendered and not validly withdrawn prior to the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the next business day, currently scheduled to be July 9, 2007. For each tendered Eligible Option that is cancelled pursuant to the Offer, we will grant a New Option in replacement on the next business day, currently scheduled to be July 9, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be amended or replaced on the first business day following the extended Expiration Date.
We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment or replacement. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable after the Amendment Date, deliver a final and complete Amendment Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to the Offer. Schedule I to that Amendment Agreement will reflect the increases to the exercise prices of the Amended Options and our unconditional obligation to pay such Eligible Optionee the applicable Cash Bonus for each of his or her Amended Options on the Company’s first regular payroll date in January 2008. Such Cash Bonus will be paid whether or not the Eligible Optionee continues in our employ through the payment date. For each New Option to which a tendering Eligible Optionee becomes entitled, we will deliver a new option agreement to that person as soon as administratively practicable after the grant date.
However, if you are not in the employ of Cyberonics (or any Cyberonics subsidiary) on the Expiration Date or on the Amendment Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation in the manner discussed below. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and state tax laws).
7. CONDITIONS OF THE OFFER.
We will not accept any Eligible Options tendered to us for amendment or replacement, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment or replacement, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), if at any time on or after June 7, 2007, and prior to the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment or replacement:
     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Bonuses, the cancellation of tendered options and the grant of New Options in replacement thereof or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial or other condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;
     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
•	make the amendment of the tendered Eligible Options or payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement thereof illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment or replacement some or all of the tendered Eligible Options;

•	materially impair the benefits that we hope to convey as a result of the Offer, which we believe would occur as a result of further changes to Section 409A of the Code, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•	materially and adversely affect our business, financial or other condition, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
     (c) there shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any general suspension of our ability to issue equity under the Plans or pursuant to the registration statement on Form S-8 registering shares of our common stock for issuance under the Plans;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial or other condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average, the Nasdaq Global Select Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 7, 2007;
     (d) there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting principles in effect at the time we commence the Offer;
     (e) a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 7, 2007;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 7, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
     (f) any change or changes shall have occurred in our business, financial or other condition, assets, operating results, operations, prospects or stock ownership or that of our subsidiaries as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or
     (g) any rules, regulations or actions by any governmental authority, the Nasdaq Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Cyberonics that makes it inadvisable for us to proceed with the Offer.
The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Our failure at any time to exercise any of these rights may be deemed a waiver of such rights and any waiver of a material condition would require that at least five business days remain in the Offer following the date we announce the waiver. Any determination we make concerning the events described in this Section 7 may be challenged by an Eligible Optionee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.
8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
There is no established trading market for the Eligible Options or any other options granted under our Plans.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “CYBX.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq Global Select Market.

QUARTER	HIGH	LOW
Fiscal Year Ended April 27, 2007
First Quarter	$27.16	$19.74
Second Quarter	21.64	14.70
Third Quarter	27.55	17.30
Fourth Quarter	23.02	17.62

Fiscal Year Ended April 28, 2006
First Quarter	$47.77	$32.70
Second Quarter	40.69	26.63
Third Quarter	35.30	26.88
Fourth Quarter	30.96	22.61
On June 6, 2007 the last reported sale price of our common stock on the Nasdaq Global Select Market was $18.20 per share.
The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.
9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS OR NEW OPTIONS.
Consideration. If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged. However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. Any New Option to be issued in cancellation of the Eligible Option that was granted under the 2005 Plan will be granted under the 2005 Plan; any New Option to be issued in cancellation of an Eligible Option granted under the 1996 Plan will be granted under the 1998 Plan.
Should you accept this Offer, then with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the special Cash Bonus. The Cash Bonus will be paid from our general assets on the Company’s first regular payroll date in January 2008, and you will be a general creditor of Cyberonics with respect to the Cash Bonus. No Cash Bonuses will be paid with respect to any New Option granted in replacement of a tendered Eligible Option, because the exercise price will be the same as in effect for the cancelled option it replaces.
If all Eligible Options tendered pursuant to the Offer are amended, then the resulting Amended Options and New Options will cover approximately 369,928 shares of our common stock, which represents approximately 1.4% of the total number of shares of our common stock outstanding as of June 6, 2007, and the Cash Bonuses payable pursuant to this Offer will be in the total maximum dollar amount of approximately $643,000, assuming the exercise price of each tendered Eligible Option is increased to the Fair Market Value per share on the revised measurement date for that option.

Terms of Amended Options or New Options. The amendment or replacement of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the Eligible Optionee at any time, for any reason, with or without cause.
The Eligible Options have all been granted pursuant to the Plans. Each Amended Option will continue to remain outstanding under the Plan under which it was originally granted. Any New Option to be issued in cancellation of the Eligible Option that was granted under the 2005 Plan will be granted under the 2005 Plan; any New Option to be issued in cancellation of an Eligible Option granted under the 1996 Plan will be granted under the 1998 Plan.
The following is a description of the principal features of the Amended and Restated 1996 Stock Option Plan under which substantially all the Eligible Options are outstanding. The principal features of the 2005 Stock Plan under which the remainder of the Eligible Options are outstanding and the 1998 Stock Option Plan under which certain New Options will be granted are substantially the same to the extent they apply to option grants, except as otherwise noted in the description below. The description of each plan is subject to, and qualified in its entirety by reference to, all the provisions of the applicable plan and the form of notice of stock option grant and stock option agreement in effect for the Eligible Options granted under that plan. The complete documents for the Amended and Restated 1996 Stock Option Plan and the 1998 Stock Option Plan, as amended, have been filed as exhibits to the Schedule TO filed with the U. S. Securities and Exchange Commission (the “SEC”), and the 2005 Stock Plan has been filed as Annex A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2005. Copies of each Plan and the form of notice of stock option grant and stock option agreement for each Plan are available on the Cybernet under “Tender Offer”. Please contact us at 100 Cyberonics Boulevard, Houston, Texas 77058, Attn: Tender Offer to receive a copy of each plan document and the form of notice of stock option grant and stock option agreement for each plan. We will promptly furnish you copies of those documents at our expense. The Amendment Agreement to be used to evidence the adjustment to the exercise price of each Eligible Option amended pursuant to the Offer and the notice of stock option agreement and/or stock option agreement to be used to evidence each New Option granted in replacement of an Eligible Option cancelled pursuant to the Offer have been filed with the SEC as exhibits to the Schedule TO.
     Administration. The Compensation Committee of our Board of Directors has the exclusive authority to grant stock options under and administer each of the plans.
     Share Reserve. As of June 6, 2007, options to purchase 2,775,569 shares of common stock were outstanding under the 1996 Plan. As of June 6, 2007, options to purchase 397,727 shares of common stock were outstanding under the 2005 Plan and an additional 437,553 shares remained available for issuance. As of June 6, 2007, options to purchase 0 shares of common stock were outstanding under the 1998 Plan and an additional 263,375 shares remained available for issuance. The shares of common stock issuable under each of the plans may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we reacquire, or a combination thereof.
     Eligibility. Officers, employees and consultants in our service or in the service of our subsidiaries are eligible to receive option grants under each of the plans. Officers participating in the 1996 Plan and 1998 Plan may not be granted options for more than 10% of the shares of common stock reserved for issuance under the 1996 Plan and 1998 Plan, respectively. No participant may receive option grants under the 2005 Plan for more than 300,000 shares of common stock.
     Option Terms. Each granted option has an option term and exercise price per share determined by the plan administrator, but that price may not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire ninety (90) days following the optionee’s cessation of service, unless such cessation of service occurs by reason of the optionee’s death or permanent disability. In that event, the limited exercise period will expire twelve (12) months after such cessation of service. In no event, however, may any option be exercised after the expiration of the term in effect for that option.
     Change of Control. In the event Cyberonics should undergo a change of control, each option outstanding under the 1996 Plan and the 2005 Plan will vest and become exercisable on an accelerated basis for all the option shares. The plan administrator may provide that all options not exercised immediately prior to the change of control will terminate on such change of control, be assumed by the successor (or parent thereof) or be surrendered in exchange for equivalent substitution options or awards from the successor (or parent thereof). A change of control will mean (i) an acquisition of Cyberonics by merger, consolidation or other form of corporate transaction which results in the then current stockholders of the Company owning not more than 50% of the combined voting power entitled to vote in the election of directors of the surviving company in substantially the same proportions as their ownership immediately prior to such event, (ii) sale of all or substantially all of the Company’s assets, (iii) the acquisition by any person of securities possessing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors, (iv) a change in the majority of our Board members as a result of any proposed or actual proxy contest or a plan or agreement to replace a majority of the incumbent directors or (v) complete or substantially complete liquidation or dissolution of the Company. The option agreement evidencing each New Option granted under the 1998 Plan will provide for the same provisions in the event of a change of control.
     Shareholder Rights and Option Transferability. No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of descent and distribution following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee.
     Changes in Capitalization. In the event of an increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock or any other increase or decrease in the number of issued shares of common stock effected without our receipt of consideration, proportional adjustments will be made to (i) the maximum number of shares issuable under each of the plans, and (ii) the number of shares and the exercise price per share in effect under each outstanding option. All such adjustments will be made in such manner as the plan administrator deems appropriate and such adjustments shall be final, binding and conclusive.
     Amendment and Termination. Our Board of Directors may amend or modify any outstanding options under each of the plans, but any amendment or modification that would impair the rights of the option holder will require the consent of that person. The 1996 Plan terminated on October 31, 2006.
Taxation of Non-statutory Stock Options. An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option under the 1996 Plan, the 1998 Plan or the 2005 Plan. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.
We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.
Accounting Treatment of the 1996 Plan, the 1998 Plan and the 2005 Plan.
In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004) (“FAS 123R”), effective April 29, 2006, the stock options that we grant to our employees under the 1998 Plan and the 2005 Plan must be valued, under an appropriate valuation formula, at their fair value as of the grant date, and that fair value must then be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options outstanding under the 1996 Plan and the 2005 Plan on the April 29, 2006 effective date of FAS 123R, with the grant date fair value of those unvested options to be expensed against our earnings over the remaining vesting period.

Please see Section 13 for a discussion of the accounting treatment of the Offer.
10. AMENDED OPTIONS AND NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.
Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule currently in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.
Each New Option will be exactly the same as the cancelled Eligible Option it replaces, with the same exercise price, vesting schedule and expiration date, but will have a new grant date.
11. INFORMATION CONCERNING CYBERONICS.
Cyberonics, Inc. is a neuromodulation company founded to design, develop and bring to market medical devices that provide a unique vagus nerve stimulation (“VNS”) therapy, VNS Therapy™, for the treatment of epilepsy, treatment-resistant depression (“TRD”) and other debilitating neurological or psychiatric diseases and other disorders. VNS Therapy consists of the electrical stimulation of the vagus nerve with an implantable device.
The Company’s mission is to improve the lives of people touched by epilepsy, depression and other chronic disorders that may prove to be treatable with our VNS Therapy System. To achieve this mission, our plan is to become the market leader in neuromodulation by:
     •    satisfying the urgent unmet medical need in TRD and developing and expanding our intellectual property, regulatory and market franchise in the global TRD market;
     •    repositioning VNS Therapy in a unique, defensible market position in epilepsy to rejuvenate growth and accelerate penetration of the global epilepsy market; and
     •    focusing our financial resources to develop and expand future revenue growth.
The United States Food and Drug Administration (“FDA”) approved the VNS Therapy System in July 1997 for use as an adjunctive therapy in patients over 12 years of age in reducing the frequency of partial onset seizures that are refractory or resistant to antiepileptic drugs. Regulatory bodies in Canada, Europe, South America, Africa, India, Australia and certain countries in Eastern Asia have approved VNS Therapy for the treatment of epilepsy without age restrictions or seizure-type limitations. In July 2005, FDA also approved the VNS Therapy System for the adjunctive long-term treatment of chronic or recurrent depression for patients 18 years of age or older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate anti-depressant treatments. Regulatory bodies in the European Union countries and Canada approved the VNS Therapy System for the treatment of chronic or recurrent depression in patients who are in a treatment-resistant or in a treatment-intolerant depressive episode without age restrictions.
We are incorporated in Delaware. Our principal executive offices are located at 100 Cyberonics Boulevard, Houston, Texas 77058, and our telephone number is (281) 228-7200.
Financial Information. The following table sets forth selected consolidated financial operating data for Cyberonics. The selected historical statement of operations data for the fiscal years ended April 28, 2006 and April 29, 2005 and the selected historical balance sheet data as of April 28, 2006 and April 29, 2005 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 (the “2006 Form 10-K”) that have been audited by KPMG LLP, our independent registered public accounting firm and our Quarterly Report on Form 10-Q for the period ended January 26, 2007.
The information presented below should be read together with the complete financial statements and notes related thereto as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” included in the 2006 Form 10-K and our Quarterly Report on Form 10-Q for the period ended January 26, 2007 filed with the SEC on March 7, 2007. We have presented the following data in thousands, except per share data.

	Fiscal Year Ended		Quarter Ended
	April 28, 2006	April 29, 2005	January 26, 2007	January 27, 2006
		(As Restated)		(As Restated)
	(In thousands, except per share data)
Consolidated Statements of Operations Data
Net sales	123,441.6	103,442.6	31,664.3	31,304.2
Gross profit	107,619.5	87,768.5	26,736.9	27,421.4
Earnings (loss) from operations	(59,232.4)	(19,296.3)	(18,660.8)	(14,823.3)
Net income (loss)	(59,069.2)	(18,609.5)	(19,385.3)	(14,831.7)
Net income (loss) per share (basic)	(2.37)	(0.77)	(0.76)	(0.60)
Net income (loss) per share (diluted)	(2.37)	(0.77)	(0.76)	(0.60)

Shares used in computing basic earnings (loss) per share	24,916.9	24,036.7	25,478.5	24,872.2
Shares used in computing diluted earnings (loss) per share	24,916.9	24,036.7	25,478.5	24,872.2

	April 28, 2006	April 29, 2005	January 26, 2007	April 28, 2006
		(As Restated)	(Unaudited)
Consolidated Balance Sheet Data
Cash, cash equivalents and marketable securities	92,355.1	61,475.9	84,152.9	92,355.1
Current assets	137,275.9	89,853.1	126,134.1	137,275.9
Noncurrent assets	15,024.4	9,002.3	12,880.2	15,024.9
Current liabilities	146,522.0	23,049.7	155,208.6	146,522.0
Noncurrent liabilities	1,148.4	209.9	309.5	1,148.4
Total shareholders’ equity	4,629.9	75,595.8	(16,503.8)	4,629.9
Book value per common share	0.18	3.05	(0.64)	0.18
The following table shows our historical ratio of earnings to fixed charges for the two most recent fiscal years and for the 39 weeks ended January 26, 2007.

39 Weeks Ended	52 Weeks Ended	52 Weeks Ended
January 26, 2007	April 28, 2006	April 29, 2005
0.0%(1)	0.0%(2)	0.0%(3)

(1)	Earnings are inadequate to cover fixed charges by $40.3 million.

(2)	Earnings are inadequate to cover fixed charges by $59.0 million.

(3)	Earnings are inadequate to cover fixed charges by $18.6 million.
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax plus fixed charges and minority interest. Fixed charges consist of interest expense (whether expensed or capitalized), amortization of debt expenses, discount and premium, preferred dividends and a portion of rental expense estimated to be attributable to interest.
See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.
A list of the current members of our Board of Directors and executive officers is attached as Schedule I to this document. As of June 6, 2007 our executive officers and directors as a group beneficially owned outstanding options under our various option plans to purchase a total of 1,171,300 shares of our common stock and restricted stock units under those plans covering an additional 86,000 shares of our common stock. That number represented approximately 23.6% of the aggregate number of shares of our common stock subject to all options and restricted stock units outstanding under our various stock plans as of that date.
No Cyberonics executive officer or non-employee member of the Board of Directors is eligible to participate in the Offer. The following executive officers and directors each hold stock options under the Plans that would have been Eligible Options but for the fact that the exercise prices for those options were amended on terms similar to the terms of this Offer on December 31,2006: Richard L. Rudolph, M.D., Vice President, Clinical and Medical Affairs Chief Medical Officer, Randal L. Simpson, Vice President, Operations, Michael A. Cheney, Vice President, Marketing, Reese S. Terry, Jr., Director and Chief Executive Officer (interim), Michael J. Strauss, M.D., M.P.H., Director and Alan J. Olsen, Director. IRS regulations required those particular options to be so amended prior to January 1, 2007 because they were granted to individuals who were executive officers or directors at the time of grant and the remedial period for those options ended on December 31, 2006.
With respect to Messrs. Rudolph, Simpson and Cheney, the December 31, 2006 amendment increased the per share exercise prices previously in effect for the shares of Cyberonics common stock purchasable under the portions of the respective outstanding options held by such individuals that would have been Eligible Options pursuant to this Offer had they not been so amended. In each instance, the amended exercise price per share is equal to the closing price per share of the common stock on the Nasdaq Global Select Market on the revised measurement date determined for each such option in accordance with applicable financial accounting principles. These executive officers and directors are entitled to receive a cash bonus from us to compensate them for the increase to the exercise prices of their amended options. However, the bonus is subject to vesting and accordingly is payable with respect to option shares that have vested as of January 1, 2008 on January 15, 2008 and with respect to the remaining shares on the date of vesting of such shares.
With respect to Messrs. Terry, Strauss and Olsen, the December 31, 2006 amendment increased the per share exercise prices previously in effect for the shares of Cyberonics common stock purchasable under the respective outstanding options held by such individuals (including the portions of such options that would have been Eligible Options pursuant to this Offer had they not been amended). However, these individuals will not receive a bonus to compensate them for such increase.
Two other former executive officers, Pamela B. Westbrook and Alan D. Totah also had the exercise prices for certain of their options similarly increased. Ms. Westbrook will not receive cash bonuses to compensate her for the higher exercise prices; however, Mr. Totah is entitled to receive a cash bonus for the increased exercise prices upon terms similar to those described above for bonuses payable to other executive officers.

		Number of	Original	New, Amended
		Affected	Exercise Price	Exercise Price
Name	Grant Date	Option Shares	(per share)	(per share)
Richard L. Rudolph	01/24/02	10,417	$12.45	$14.51
	06/15/04	9,000	$19.58	$34.81

Randal L. Simpson	10/27/03	49,057	$26.49	$27.35

Michael A. Cheney	07/06/01	45,000	$15.10	$16.95
	01/24/02	10,417	$12.45	$14.51

Reese S. Terry	05/02/01	3,684	$11.39	$11.47

Michael J. Strauss	05/02/01	3,684	$11.39	$11.47

Alan Olsen	05/02/01	3,684	$11.39	$11.47
Messrs. Rudolph and Simpson hold options for 60,083 shares that would qualify as Eligible Options under the Offer; however, they are not eligible to participate in the Offer.
Schedule II attached to this document sets forth a table indicating the beneficial ownership of our common stock by our executive officers and non-employee members of our Board of Directors as of June 6, 2007.
During the 60-day period ended June 6, 2007:
•	we have not granted any options to purchase shares of our common stock;

•	individuals exercised options to acquire 91,266 shares of our common stock with exercise prices per share ranging from $12.45 to $19.75 all of which were acquired by our Board members or executive officers;

•	we have not cancelled any options to purchase shares of our common stock;

•	14,500 shares of restricted stock vested, all of which were held by our Board members or executive officers;

•	we have not granted any restricted stock units under our various stock plans; and

•	our Board members and executive officers sold an aggregate of 118,516 shares of our common stock.
The following non-employee Board members and executive officers were parties to the foregoing transactions involving Cyberonics common stock conducted during the 60-day period ended June 6, 2007:
•	On April 13, 2007, Reese S. Terry sold 750 shares of our common stock at an average price of $19.9567 per share.

•	On April 23, 2007, Kevin S. Moore sold 4,266 shares of our common stock at an average price of $20.22 per share.

•	On April 23, 2007, Kevin S. Moore exercised options to purchase 4,266 shares of our common stock at an exercise price of $19.75 per share.

•	On April 26, 2007, Michael A. Cheney exercised options to purchase 45,300 shares of our common stock at an exercise price of $15.10 per share.

•	On April 26, 2007, Michael A. Cheney exercised options to purchase 17,700 shares of our common stock at an exercise price of $16.95 per share.

•	On April 26, 2007, Michael A. Cheney exercised options to purchase 6,583 shares of our common stock at an exercise price of $12.45 per share.

•	On April 26, 2007, Michael A. Cheney exercised options to purchase 10,417 shares of our common stock at an exercise price of $14.51 per share.

•	On April 26, 2007, Michael A. Cheney exercised options to purchase 7,000 shares of our common stock at an exercise price of $14.74 per share.

•	On April 26, 2007, Michael A. Cheney sold 87,000 shares of our common stock at an average price of $22.04 per share.

•	On May 2, 2007, Tony Coelho sold 22,000 shares of our common stock at an average price of $21.7888 per share.

•	On June 1, 2007, Richard L. Rudolph, M.D., sold 2,500 shares of our common stock at an average price of $18.71 per share.

•	On June 1, 2007, Randal L. Simpson, sold 2,000 shares of our common stock at an average price of $18.71 per share.
There are no other persons controlling Cyberonics.
Except as otherwise described above and other than stock option grants, restricted stock unit awards and other stock-based awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock that were effected during the 60-day period ended June 6, 2007 by Cyberonics or by any current executive officer, Board member, affiliate or subsidiary of Cyberonics.
13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.
The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the particular Plan under which it was originally granted. Each New Option will be exactly the same as the cancelled Eligible Option it replaces, with the same exercise price, vesting schedule and expiration date as the cancelled option, but with a new grant date. Any New Option to be issued in cancellation of an Eligible Option that was granted under the 2005 Plan will be granted under the 2005 Plan; any New Option to be issued in cancellation of an Eligible Option granted under the 1996 Plan will be granted under the 1998 Plan.
Pursuant to the accounting standards in effect under SFAS 123R, we will recognize additional compensation expense for financial reporting purposes with respect to the amendment of the Eligible Options to increase the current exercise prices in effect for those options to the applicable Adjusted Exercise Prices based on the incremental fair value of those options as so modified. Both the change in exercise price and the offsetting Cash Bonus are included in the determination of the incremental fair value of those options. We will not recognize any additional compensation expense for financial reporting purposes with respect to the cancellation of tendered Eligible Options and the grant of New Options in replacement thereof because there is no incremental fair value since there was no change in the grant price or any other assumptions affecting the fair value.
14.	LEGAL MATTERS; REGULATORY APPROVALS.
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise

Prices, paying the Cash Bonuses or canceling tendered options and granting New Options in replacement thereof, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options, the payment of the Cash Bonuses or the cancellation of tendered options and grant of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for amendment or replacement or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend or replace Eligible Options is subject to certain conditions, including the conditions described in Section 7.
15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement thereof. Foreign, state and local tax consequences are not addressed.
Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.
Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.
Cancellation and Grant of New Options. The cancellation of a tendered Eligible Option and the grant of a New Option in replacement will not be a taxable event for U.S. federal income tax purposes.
Exercise of Amended Option or New Option. Your Amended Option or New Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Cyberonics must collect the applicable federal, state and local income and employment withholding taxes with respect to such income.
Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option or New Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are sold more than one (1) year after the date the Amended Option or New Option is exercised for those shares.
Cash Bonus. You will be immediately taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, Cyberonics must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.
WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX AND OTHER CONSEQUENCES OF PARTICIPATING IN THE OFFER.
16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment or replacement by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.
We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment or replacement upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options and amendment or replacement is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.
Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:
          (i) we increase or decrease the amount of consideration offered for the Eligible Options, or
          (ii) we decrease the number of Eligible Options eligible to be tendered in the Offer.
17. FEES AND EXPENSES.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment or replacement pursuant to this Offer.
18. ADDITIONAL INFORMATION.
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment or replacement:
     a. our Annual Report on Form 10-K for our fiscal year ended April 28, 2006, filed with the SEC January 5, 2007;
     b. our Quarterly Report on Form 10-Q for our fiscal quarter ended January 26, 2007, filed with the SEC on March 7, 2007;
     c. our Current Report on Form 8-K filed with the SEC on January 5, 2007; our Current Report on Form 8-K filed with the SEC on February 1, 2007; our Current Report on Form 8-K filed with the SEC on February 6, 2007; our Current Report on Form 8-K filed with the SEC on March 1, 2007; our Current Report on Form 8-K filed with the SEC on March 5, 2007; our Current Report on Form 8-K filed with the SEC on April 30, 2007; our Current Report on Form 8-K filed with the SEC on May 1, 2007; our

Current Report on Form 8-K filed with the SEC on May 10, 2007; our Current Report on Form 8-K filed with the SEC on May 18, 2007; and
     d. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on February 10, 1993, including any amendments or reports we file for the purpose of updating that description.
The SEC file number for these filings is 000-19806. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Washington, D.C. 20549
You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.
We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Cyberonics, Inc.
100 Cyberonics Boulevard, Houston, Texas 77058
Attn: Investor Relations
or by contacting Tabetha L. Yllander at (281) 727-2648 or tenderoffer@Cyberonics.com.
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.
The information relating to Cyberonics in this document should be read together with the information contained in the documents to which we have referred you.
19. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.
All statements included or incorporated by reference in this document or our SEC reports referred to above, other than statements or characterizations of historical fact, are “forward-looking statements”. These forward-looking statements are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.
Important factors that may cause such a difference for Cyberonics in connection with the Offer include, but are not limited to, the accounting treatment of the amendment to the Eligible Options; changes in the trading price of Cyberonics common stock during the Offer; potential claims and proceedings or other developments related to our review of our option grant practices and procedures, such as shareholder litigation and any action by the SEC, U.S. Attorney’s Office or other governmental agency that could result in civil or criminal sanctions against the company and/or certain of our current or former officers, directors or employees and negative tax or other implications thereof. Our Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. These forward-looking statements speak only as of the date of this Offer. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.
We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal and Amendment Agreement. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal and Amendment Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal and Amendment Agreement or to which we have referred you.

CYBERONICS, INC.	June 7, 2007

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF CYBERONICS, INC.
     The members of the Cyberonics board of directors and the Cyberonics executive officers and their respective positions and offices as of June 7, 2007, are set forth in the following table:

NAME	POSITION AND OFFICES HELD
Directors

Guy C. Jackson	Director

Daniel J. Moore	Director

Hugh M. Morrison	Chairman of the Board

Alfred J. Novak	Director

Alan J. Olsen	Director

Arthur L. Rosenthal, Ph.D.	Director

Jeffrey E. Schwarz	Director

Michael J. Strauss, M.D.	Director

Reese S. Terry, Jr.	Director

Executive Officers

Daniel J. Moore	President & CEO

Michael A. Cheney	Vice President, Marketing

Shawn P. Lunney	Vice President, Market Development

George E. Parker, III	Chief Operating Officer (Interim)

Richard L. Rudolph, M.D.	Vice President, Clinical & Medical Affairs, Chief Medical Officer

Randal L. Simpson	Vice President, Operations

David S. Wise	Vice President, General Counsel & Secretary
     The address of each board member and executive officer is c/o Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058.

SCHEDULE II
BENEFICIAL OWNERSHIP OF CYBERONICS SECURITIES BY CYBERONICS DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the holdings of Cyberonics common stock as of April 16, 2007 by each director and each executive officer of Cyberonics:

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership (1)	Percent (2)

John A. Riccardi (3)	6,333	*
Michael A. Cheney (4)	198,951	*
W. Steven Jennings (5)	9,250	*
Shawn P. Lunney (6)	109,225	*
George E. Parker (7)	128,827	*
Richard Rudolph, M.D. (8)	177,166	*
Randal L. Simpson (9)	129,233	*
David S. Wise (10)	135,727	*
Guy C. Jackson (11)	36,717	*
Hugh M. Morrison (12)	10,000	*
Alfred Novak (13)	10,000	*
Alan J. Olsen (14)	45,807	*
Arthur J. Rosenthal (15)	10,000	*
Jeffrey Schwarz (16)	12,500	*
Michael J. Strauss, M.D., M.P.H. (17)	80,200	*
Reese S. Terry, Jr. (18)	523,030	*

*	Does not exceed 1% of the outstanding shares.
(1)	Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Restricted stock not yet vested is included in the total shares outstanding but excluded from both the total shares held by the beneficial holder and the total shares deemed outstanding for computing the percentage of the person holding such restricted stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 25,710,000 at April 16, 2007.

(3)	Includes 6,333 shares subject to options exercisable on or before June 15, 2007. Mr. Riccardi was appointed Interim Chief Financial Officer in November 2006.

(4)	Includes 194,801 shares subject to options exercisable on or before June 15, 2007.

(5)	Includes 5,250 shares subject to options exercisable on or before June 15, 2007.

(6)	Includes 109,225 shares subject to options exercisable on or before June 15, 2007.

(7)	Includes 127,727 shares subject to options exercisable on or before June 15, 2007. Mr. Parker was appointed Interim Chief Operating Officer in November 2006.

(8)	Includes 167,166 shares subject to options exercisable on or before June 15, 2007.

(9)	Includes 120,425 shares subject to options exercisable on or before June 15, 2007.

(10)	Includes 135,727 shares subject to options exercisable on or before June 15, 2007.

(11)	Includes 33,217 shares subject to options exercisable on or before June 15, 2007.

(12)	Mr. Morrison joined our Board in November 2006.

(13)	Mr. Novak joined our Board in February 2007.

(14)	Includes 45,200 shares subject to options exercisable on or before June 15, 2007.

(15)	Mr. Rosenthal joined our Board in February 2007.

(16)	Mr. Schwarz joined our Board in February 2007.

(17)	Includes 80,200 shares subject to options exercisable on or before June 15, 2007.

(18)	Includes 97,400 shares held in trust for the benefit of Mr. Terry’s children of which Mr. Terry serves as trustee. Also includes 50,200 shares subject to options exercisable on or before June 15, 2007. Mr. Terry was appointed Interim Chief Executive Officer in November 2006.